Exhibit 5.1

June 29, 2004

SonicWALL, Inc.

1143 Borregas Avenue

Sunnyvale, CA 94089

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SonicWALL, Inc., a California corporation (the “Company” or “you”), with the Securities and Exchange Commission on June 29, 2004, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 2,744,520 shares of your Common Stock reserved for issuance under the 1998 Stock Option Plan (the “1998 Plan”), (ii) 1,500,000 shares of your Common Stock reserved for issuance under the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) and (iii) $3,000,000.00 in deferred compensation obligations (the “Obligations”) issuable under the Deferred Compensation Plan (the “Compensation Plan”). The 2,744,520 shares of Common Stock reserved under the 1998 Plan and the 1,500,000 shares of Common Stock reserved under the Purchase Plan are referred to collectively hereinafter as the “Plan Shares,” and the 1998 Plan and the Purchase Plan are referred to collectively hereinafter as the “Plans.” As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance of the Obligations under the Compensation Plan and the issuance, sale and payment of consideration for the Plan Shares to be issued under the Plans.

It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Plan Shares, when issued and sold in the manner described under the Plans and the agreements that accompany the Plans, will be legally and validly issued, fully paid and non-assessable. It is our opinion that upon the issuance of the Obligations in accordance with the terms of the Compensation Plan, such Obligations will be legally valid and binding obligations of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati